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                     September 22, 2022

       Mark Zoldan
       Chief Financial Officer
       Marblegate Acquisition Corp.
       5 Greenwich Office Park, Suite 400
       Greenwich, CT 06831

                                                        Re: Marblegate
Acquisition Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on April 1,
2022
                                                            File No. 001-40862

       Dear Mr. Zoldan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction